Exhibit 99.1

FOR INVESTOR INQUIRIES, CONTACT:

Robert Houghton, Vice President of Investor Relations and Treasury

Email: robert.houghton@chrobinson.com

FOR MEDIA INQUIRIES, CONTACT:

Kristin Marchiafava, Director of Public Relations

Email: kristin.marchiafava@chrobinson.com

C.H. Robinson Names Paula Tolliver to Board of Directors

Minneapolis, Minnesota, October 2, 2018 — C.H. Robinson (NASDAQ: CHRW) announced today that its Board of Directors has appointed Paula Tolliver as a new director. Tolliver currently serves as Corporate Vice President and Chief Information Officer (CIO) at Intel Corporation.

“We are excited to have Paula join C.H. Robinson’s Board of Directors and look forward to her contributions,” said John P. Wiehoff, Chairman and Chief Executive Officer of C.H. Robinson. “Paula’s background and expertise in technology and innovation will be an asset for our Board. Her proven track record within IT and digital initiatives will serve our company and shareholders well. She will be an outstanding addition to our Board.”

“I am honored to serve on C.H. Robinson’s Board of Directors,” said Paula Tolliver. “I look forward to bringing my experience in information technology to C.H. Robinson as the company continues on its digital transformation journey. I can’t think of a more exciting time to join C.H. Robinson’s Board of Directors.”

Tolliver joined Intel as CIO in 2016. Previously, Tolliver served as Corporate Vice President of Business Services and Chief Information Officer at The Dow Chemical Company. In her 20+ year career with Dow Chemical, Paula led an expanding portfolio of global business services and has a track record for driving business results and corporate level transformational change. Tolliver also led a services business for Dow Chemical.

Tolliver earned a bachelor’s degree in Business Information Systems and Computer Science from Ohio University.

About C.H. Robinson

At C.H. Robinson, we believe in accelerating global trade to seamlessly deliver the products and goods that drive the world’s economy. Using the strengths of our knowledgeable people, proven processes, and global technology, we help our customers work smarter, not harder. As one of the world’s largest third-party logistics providers (3PL), we provide a broad portfolio of logistics services, fresh produce sourcing and managed services for more than 120,000 customers and 73,000 active contract carriers through our integrated network of offices and over 15,000 employees. In addition, the company, our Foundation and our employees contribute millions of dollars annually to a variety of organizations. Headquartered in Eden Prairie, Minnesota, C.H. Robinson (CHRW) has been publicly traded on the NASDAQ since 1997. For more information, visit http://www.chrobinson.com or view our company video.

Source: C.H. Robinson

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